PEABODY ENERGY News Release

CONTACT:

Vic Svec

+1 (314) 342-7768

FOR IMMEDIATE RELEASE
May 9, 2010

PEABODY ENERGY MAKES CASH PROPOSAL OF
A$15.00 PER SHARE FOR MACARTHUR COAL

ST. LOUIS, May 9 – Peabody Energy (NYSE: BTU) has submitted a definitive proposal to acquire a controlling interest in Macarthur Coal Limited (ASX: MCC).  Under Peabody’s revised proposal, Macarthur shareholders would receive a cash price of A$15.00 per share, valuing Macarthur at A$3.8 billion (US$3.4 billion) under a scheme of arrangement.

The definitive proposal delivers a clear, compelling and significant premium for Macarthur shareholders, and follows Peabody’s due diligence as well as the introduction of the Australian resources profit tax proposal.

Peabody’s A$15.00 per share proposal represents:

•	A 31 percent premium to A$11.48 per share, which was the 30-day volume-weighted average share price up to March 30, 2010, the day before Macarthur announced Peabody’s initial proposal; and

•	A 42 percent premium to A$10.57 per share, the 90-day volume-weighted average share price up to March 30, 2010.

With this definitive proposal now in place, Peabody encourages the Macarthur Board to move to a quick resolution to resolve the uncertainty for Macarthur shareholders.

Under the proposal, Peabody is prepared to offer cash to all Macarthur shareholders and continues to be willing to provide any, or all, of Macarthur’s three major shareholders with the opportunity to retain their economic interest in Macarthur should they so desire.

Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2009 sales of 244 million tons and $6 billion in revenues.  Its coal products fuel 10 percent of all U.S. electricity generation and 2 percent of worldwide electricity.

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Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect results include those described in this press release as well as risks detailed in the company’s reports filed with the Securities and Exchange Commission.